Community Shores Reverses Its Tax Valuation Allowance And Reports Highest Book Value Since 2010

MUSKEGON, Mich., Feb. 4, 2015 /PRNewswire/ -- Community Shores Bank Corporation ("Community Shores") (OTC: CSHB), Muskegon's only locally headquartered independent community banking organization, announced today that it fully reversed its deferred tax valuation allowance in the fourth quarter of 2014. The reversal resulted in a one-time Federal tax benefit of $4.1 million or $2.80 per common share. The Company has carried a full valuation allowance against its deferred tax assets since the second quarter of 2009. Many factors, including positive core earnings and asset quality trends, as well as expectations regarding the Company's ability to generate future taxable income combined to facilitate the recovery of the deferred tax valuation allowance. Including this benefit, full year earnings were $4.3 million or $2.95 per common share. At year-end 2014, Community Shores' book value per common share rose to $5.50.

Heather D. Brolick, president and chief executive officer of Community Shores Bank Corporation, commented, "We are pleased with the consistent improvements and trends in our Company's performance. We have posted 12 consecutive quarters of profitability. Our net interest margin, in what has been recognized industry wide as an unfavorable rate environment, compressed a nominal 10bp from year-end 2013. Importantly, we anticipate minimal or no further erosion in 2015."

Noting a five year continuous downward trend in non-performing assets, Ms. Brolick added that, "Foreclosed assets, non-accruals and past dues have improved significantly with the Bank experiencing a 72% reduction in non-performing loans since 2009 and zero commercial related past due loans for 2 consecutive year-ends. These statistics indicate that the overall risk inherent in the Bank's troubled assets has been meaningfully reduced, and when combined with our recent earnings history, enabled a reversal of the Company's tax valuation allowance."

Ms. Brolick concluded, "The tax valuation allowance reversal certainly contributed to the $3.01 increase in book value per share since year-end 2013 but the reversal is also indicative of the Company's commitment to risk metric enhancements."

About the Company

Community Shores Bank Corporation is the only independent community banking organization headquartered in Muskegon. The Company serves businesses and consumers in the western Michigan counties of Muskegon and Ottawa from four branch offices. Community Shores Bank opened for business in January 1999, and has grown to $185 million in assets. The Company's stock is listed on the OTCBB under the symbol 'CSHB.' For further information, please visit the Company's web site at: www.communityshores.com.

Forward Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; changes in the local real estate market; and other factors, including risk factors, referred to from time to time in filings made by Community Shores with the Securities and Exchange Commission. Community Shores undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Community Shores Bank Corporation
Selected Financial Information
At or For the Year-Ended December 31,	2014	2013	2012
(dollars in thousands, except per share data)	(Unaudited)	(Audited)	(Audited)
Results of Operations:
Net interest income	$ 6,158	$ 6,347	$ 6,884
Provision for loan losses	0	0	75
Non-interest income	1,731	6,943	1,687
Non-interest expense	7,595	7,645	8,228
Income (loss) before income tax	294	5,645	268
Income tax expense (benefit)	(4,038)	105	0
Net income (loss)	4,332	5,540	268

Financial Condition:
Total assets	184,677	190,779	204,231
Loans held for sale	148	240	6,041
Loans	129,787	131,554	125,830
Allowance for loan losses	1,978	2,810	3,383
Securities	31,691	31,230	41,460
Deposits	161,305	171,940	184,176
Federal funds purchased and repurchase agreements	8,611	8,428	10,190
Notes payable and other borrowings	5,780	5,780	9,500
Shareholders' equity	8,081	3,663	(1,239)

Performance Ratios:
Return on average assets	2.25%	2.86%	0.13%
Return on average shareholders' equity	107.63	196.56	N/A
Net interest margin	3.44	3.54	3.53
Efficiency ratio	96.27	57.52	96.00
Per Share Data:
Earnings per share - basic	$ 2.95	$ 3.77	$ 0.18
Earnings per share - diluted	2.95	3.77	0.18
Book value per share	5.50	2.49	(0.84)
Capital Ratios of Bank:
Tier 1 risk-based capital	7.62%	7.22%	6.61%
Total risk-based capital	9.07	8.48	7.88

CONTACT: At Community Shores Bank Corporation: Heather D. Brolick, President and CEO, 1-231-780-1845, hbrolick@communityshores.com, Tracey A. Welsh, Senior Vice President and CFO, 1-231-780-1847, twelsh@communityshores.com